[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.  ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES ACT OF 1934, AS AMENDED

Exhibit 10.23

EXECUTION VERSION

License Agreement

by and between

bluebird bio, Inc.

and

SIRION Biotech GmbH

December 23, 2015

License Agreement

This License Agreement (this “Agreement”), effective as of December 23, 2015 (the “Effective Date”), is entered into by and between SIRION Biotech GmbH, a corporation organized under the laws of Germany (“SIRION”), and bluebird bio, Inc., a Delaware corporation (“Bluebird”). SIRION and Bluebird are referred to individually as a “Party” and collectively as the “Parties.”

Background

A.SIRION Controls certain intellectual property related to [***];

B.Bluebird is a biotechnology company focused on the development and commercialization of gene therapies for severe genetic and rare diseases and oncology;

C.SIRION desires to grant to Bluebird, and Bluebird desires to obtain from SIRION, exclusive and non-exclusive licenses to intellectual property Controlled by SIRION for the research, development, manufacturing and commercialization of products using [***], all under the terms and conditions set forth in this Agreement.

In consideration of the foregoing premises and the covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, have the respective meanings set forth below.

1.1“Active Ingredient” means a therapeutically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2“Affiliate” means, with respect to a Party, any Entity that controls, is controlled by, or is under common control with that Party.  For the purpose of this definition, “control” means direct or indirect ownership of more than 50% of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than 50% of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other similar arrangement whereby such Entity controls or has the right to control the board of directors or equivalent governing body of such Entity, or the ability to cause the direction of the management or policies of such Entity.

1.3“Agreement” is defined in the preamble of this Agreement.

1.4“Arbitration” is defined in Section 10.5.1.

1.5“BLA” means a Biologics License Application for Regulatory Approval of a Product that is filed with the FDA.

1.6“Bluebird” is defined in the preamble of this Agreement.

1.7“Bluebird Indemnitee” is defined in Section 9.1.

1.8“Bluebird Losses” is defined in Section 9.1.

1.9“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in the State of New York are permitted or required to close by Law.

1.10“Clinical Trial” means any of a Phase 1 Trial, Phase 2 Trial, Pivotal Trial or Phase 3 Trial.

1.11“Combination Product” means: (i) a product that contains at least one Product and at least one additional Active Ingredient that is not a Product; or (ii) a product consisting of one or more separate drugs, devices, tests, kits or biological products and sold together with a Product for a single sales price.

1.12“Confidential Information” is defined in Section 5.1.

1.13“Controlled” means with respect to any Patent, the right (whether by ownership or license, other than license, sublicense or other right granted pursuant to this Agreement) of a Party to grant to the other Party access to, ownership of, or a license or sublicense under, such Patent, in each case as provided under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

1.14“Disclosing Party” is defined in Section 5.1.

1.15“Dollar” “dollar” or “$” means the legal tender of the United States.

1.16“Effective Date” is defined in the preamble of this Agreement.

1.17“EMA” means the European Medicines Agency, or any successor thereof performing substantially the same functions.

1.18“Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.19“European Union” means, collectively all countries in Europe that are covered by the centralized marketing authorization procedure, comprised of all Member States of the European Union, Switzerland, Iceland, Norway and Liechtenstein.

1.20“Excluded Claim” is defined in Section 10.5.7.

1.21“Exclusive Field” means [***].

1.22“FDA” means the United States Food and Drug Administration, or any successor entity thereof performing substantially the same functions.

1.23“First Commercial Sale” means, with respect to a particular Product in a particular country, the first sale of such Product in such country after all Regulatory Approvals have been obtained.

1.24“Governmental Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.25“IND” means any investigational new drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto.  References herein to IND shall include, to the extent applicable, any comparable filing(s) outside of the U.S. (such as a Clinical Trial Authorisation, or CTA, in the European Union).

1.26“Indication” means [***].

1.27“Initiation” means, with respect to a Clinical Trial, [***].

1.28 “Law” means any federal, state, local, foreign or multinational law, statute, ordinance, code, rule, regulation, resolution, or order of any government authority in the Territory, or any similar provision having the force or effect of law.

1.29“Licensed Patents” means all Patents Controlled by SIRION or any of its Affiliate(s) as of the Effective Date or during the Term that claim the composition of matter, manufacture, or use of any Product or that would otherwise be infringed, absent the license granted herein, by the research, development, manufacture, use or sale of any Product in the Exclusive Field or Non-Exclusive Field, as set forth on Exhibit A.

1.30“MAA” means a Marketing Authorisation Application for Regulatory Approval of a Product that is filed with the EMA.

1.31“Marketing Application” means a BLA, supplemental BLA, NDA, MAA or similar application for Regulatory Approval that is filed with the applicable Regulatory Authority(ies) in a particular country or jurisdiction.

1.32“NDA” means a New Drug Application for Regulatory Approval of a Product that is filed with the FDA.

1.33“Net Sales” means [***].

1.34“Non-Exclusive Field” means [***].

1.35“Party” or “Parties” is defined in the preamble of this Agreement.

1.36“Patent” means: (a) any national, regional or international patent or patent application, including any provisional patent application; (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application; (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention; (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.

1.37“Person” means any individual, unincorporated organization or association, governmental authority or agency, Entity or other entity not specifically listed herein.

1.38“Phase 1 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent.

1.39“Phase 2 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(b) or its foreign equivalent.

1.40“Phase 3 Trial” means a human clinical trial of a Product in any country that satisfies the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent.

1.41“Pivotal Trial” means a human clinical trial of a Product which is intended to be a pivotal trial for obtaining Regulatory Approval, or otherwise satisfies the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent.

1.42“Product” means a product Controlled by Bluebird or its Affiliates which is:

(a)[***];

(b)[***].

1.43“Product Infringement” is defined in Section 6.2.1.

1.44“Prosecution” means, with respect to a Patent, preparing, filing, prosecuting and maintaining such Patent, including any interference and opposition proceedings, reissue, post-grant reviews, inter partes review, re-examination and applications for patent term extensions, and all appeals or petitions to any agency, board or court related to any of the foregoing. When used as a verb, “Prosecute” means to engage in Prosecution.

1.45“Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.46“Receiving Party” is defined in Section 5.1.

1.47“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction necessary for the manufacture, marketing, importation, sale and commercialization of such Product in such country or jurisdiction, including any pricing and reimbursement approvals.

1.48“Regulatory Authority” means any applicable governmental regulatory authority involved in granting approvals for the marketing and sale of a Product, including the FDA and the EMA.

1.49“Royalty Term” is defined in Section 4.3.2.

1.50“Rules” is defined in Section 10.5.1.

1.51“SIRION” is defined in the preamble of this Agreement.

1.52“SIRION Indemnitee” is defined in Section 9.2.

1.53“SIRION Losses” is defined in Section 9.2.

1.54“SIRION Prosecuted Patents” has the meaning forth in Section 6.1.1.

1.55“Term” is defined in Section 8.1.

1.56“Territory” means worldwide.

1.57“Third Party” means any Person other than Bluebird, SIRION and their respective Affiliates.

1.58“U.S.” or “United States” means the United States of America and all of its territories and possessions.

1.59“Valid Claim” means, with respect to any country: (a) a claim in an issued SIRION Patent that has not: (i) expired or been canceled; (ii) been revoked, declared invalid or unenforceable by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction in such country; (iii) been admitted by SIRION to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by written agreement of the Parties; or (b) a claim under any application for a SIRION Patent that has been pending in a country for [***] or less from the first to occur of (i) the date that such application enters into a national phase in such country, or (ii) the date of the first direct filing of such application in such country and, in any case, which has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.60“Year” means a successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

2.License Grant; Negative Covenants.

2.1License Grant; Assignment.

2.1.1.License Grant.

(a)Subject to the terms and conditions of this Agreement, SIRION hereby grants to Bluebird and its Affiliates an exclusive (subject to the following sentence, even as to SIRION and its Affiliates), transferable license, with the right to grant sublicenses (through multiple tiers) pursuant to Section 2.1.2, under the Licensed Patents solely to make, have made, research, develop, use, sell, offer for sale, export, import, and otherwise commercialize Products in the Exclusive Field in the Territory, and have such activities done on its behalf. SIRION and its Affiliates shall retain [***].

(b)Subject to the terms and conditions of this Agreement, SIRION hereby grants to Bluebird and its Affiliates a non-exclusive, transferable license, with the right to grant sublicenses (through multiple tiers) pursuant to Section 2.1.2, under the Licensed Patents solely to make, have made, research, develop, use, sell, offer for sale, export, import, and otherwise commercialize Products in the Non-Exclusive Field in the Territory, and have such activities done on its behalf.

(c)Notwithstanding the foregoing license grants in Section 2.1.1 (a) and (b), if Bluebird is not practicing the Licensed Patents in accordance with the terms of the license grant provided in Section 2.1.1 by the [***], then SIRION may provide Bluebird with [***] prior written notice of its intention to convert the license for the Exclusive Field to  a non-exclusive license in accordance with Section 2.1.1(b), and subject to the dispute resolution provisions of Section 10.5, the license shall so convert at the end of the [***] notice period.

2.1.2.Right to Sublicense.  Bluebird and its Affiliates may grant sublicenses (including the right to grant further sublicenses) under the rights granted in Section 2.1.1 to any Third Party, provided that:

(a)All of the terms and conditions of such sublicense grant are in writing and consistent with the terms and conditions of this Agreement; and

(b)Bluebird shall remain responsible for its obligations, including payment obligations pursuant to Section 4, under this Agreement that have been delegated, subcontracted or sublicensed to any Third Party sublicensees or subcontractors. Bluebird shall provide SIRION with a copy of each sublicense agreement within [***] after its effective date, which may be redacted as necessary to protect sensitive terms and confidential information.

2.1.3.Retained Rights. SIRION retains all rights not expressly granted herein to Bluebird.

2.2No Implied Licenses.  Except as specifically set forth in this Agreement, neither Party shall acquire any license, intellectual property interest or other rights, by implication, estoppel, or otherwise, under any Patents or other intellectual property rights owned or controlled by the other Party or its Affiliates.

3.Research, Development, Manufacturing and Commercialization Activities.

3.1General.  Bluebird shall be solely responsible for, control, and bear all costs and expenses of any and all activities related to the research, development, manufacture and commercialization of Product(s) in the Territory under this Agreement, including all funding for such activities.

3.2Progress Reports.  Beginning after the Year ended [***], within [***] after the end of each Year, Bluebird shall provide SIRION with a written report summarizing its research, development and commercialization activities during such Year with respect to Product(s).

3.3Subcontracting.  Bluebird may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors).  Bluebird shall ensure that each subcontractor accepts and complies with all of the applicable terms and conditions of this Agreement as if such permitted subcontractor were a Party to this Agreement.

4.Payments.

4.1Upfront Payment.  Bluebird shall pay SIRION a non-refundable, non-creditable payment in the amount of [***] within [***] after the Effective Date.

4.2Milestone Payments.  For each Product, Bluebird shall pay to SIRION, in accordance with Section 4.2.2, the following one-time, non-refundable, non-creditable milestone payments following the achievement of the corresponding milestone by or on behalf of Bluebird, its Affiliates or any sublicensees as set forth in this Section 4.2.

4.2.1.Event Milestones.  Bluebird shall, in connection with the first achievement with each Product of each milestone event listed below with respect to such Product, pay SIRION the milestone payments listed below in accordance with the procedure set forth in Section 4.2.2.  Each such payment shall be non-refundable and non-creditable.

Milestone Event (for such Product)	Milestone Payment (for such Product in the Exclusive Field)	Milestone Payment (for such Product in the Non-Exclusive Field)
Development Milestones
[***]	[***]	[***]
[***]	[***]	[***]
Regulatory Milestones
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

4.2.2.Notice of Event Milestone Achievement; Milestone Payments. Bluebird shall notify SIRION in writing within [***] following the achievement of each milestone event set forth in Section 4.2.1.  Bluebird shall within [***] following the achievement of each such milestone event pay SIRION the corresponding milestone payment.  With respect to a Product, the milestone payments set forth in Section 4.2.1 shall be payable only upon the initial achievement of the particular milestone event for such Product, and no amounts shall be due for subsequent or repeated achievement of the same development milestone with respect to such Product.  [***]. In the event that a Product achieves a Development Milestone for both the Exclusive Field and the Non-Exclusive Field, the higher rate shall apply.  If applicable, the difference between the two payment amounts shall be owed at the time the milestone is achieved for the Exclusive Field.  [***].

4.2.3. [***].

[***].

4.3Royalties.

4.3.1.Royalties for Products.  Bluebird shall pay SIRION royalties at the rates set forth in the table below on a Quarterly basis with respect to Net Sales of Products during such Quarter, calculated on a Product-by-Product and country-by-country basis, as set forth in this Section 4.3.

Net Sales of Product during each Year	Royalty Rate (% of Net Sales)
Portion of aggregate Net Sales [***]	[***]
Portion of aggregate Net Sales [***]	[***]
Portion of aggregate Net Sales [***]	[***]

4.3.2.Royalty Term.  Bluebird’s royalty payment obligation shall commence, on a Product-by-Product and country-by-country basis, on the First Commercial Sale of such Product in such country, and shall expire on the date on which there is no longer a Valid Claim within the Licensed Patents that would be infringed, absent a license, by the manufacture, use or sale of such Product in such country (the “Royalty Term”).

4.3.3.Third Party Obligations.

(a)SIRION shall remain responsible for the payment of royalty, milestone and other payment obligations under all agreements entered into by SIRION or its Affiliates.

(b)To the extent that Bluebird or any of its Affiliates or sublicensees acquires or licenses rights under a Third Party’s patent, know-how or other intellectual property rights in order to practice the Licensed Patents or to develop, manufacture, have manufactured, use, sell, offer to sell, have sold or import Products under this Agreement, [***].

4.4Reports; Payment of Royalty.  During the Term, and following the First Commercial Sale of any Product, Bluebird shall within [***] after the end of each Quarter furnish to SIRION a written report for such Quarter showing, [***].  Bluebird shall pay all royalties due under this Agreement with respect to a Quarter within [***] after the end of each Quarter.

4.5Audits.

4.5.1.Upon [***] prior written request of SIRION and [***], Bluebird shall permit an independent certified public accounting firm of nationally recognized standing selected by SIRION and reasonably acceptable to Bluebird, at SIRION’s expense, to have access during normal business hours to such of the records of Bluebird as may be reasonably necessary to verify the accuracy of royalty reports hereunder for any Year ending not more than [***] prior to the date of such request; provided that if SIRION has timely commenced an audit with respect to any earlier time period and such audit shall be pending or its results disputed, SIRION shall have continued access to the records of such earlier time period.  The accounting firm shall disclose to SIRION whether the royalty reports are correct or incorrect, the amount of any royalty discrepancy, as well as the calculation of the foregoing.

4.5.2.If such accounting firm correctly identifies an underpayment made by Bluebird during such period, Bluebird shall pay SIRION 100% of the amount of such underpayment within [***] of the date SIRION delivers to Bluebird such accounting firm’s written report so concluding, or as otherwise agreed upon in writing by the Parties.  SIRION shall pay the fees charged by such accounting firm; provided, however, if such audit uncovers an underpayment by Bluebird that exceeds [***] of the total payment due for the period under audit, then Bluebird shall pay the fees of such accounting firm whether previously paid by SIRION or then due.  In the event that the accounting firm uncovers an overpayment by Bluebird, [***].

4.5.3.SIRION shall treat all financial information subject to review under this Section 4.5 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Bluebird or its Affiliates obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

4.6Payment Method and Exchange Rate.  Bluebird shall pay all amounts due hereunder in United States Dollars by wire transfer of immediately available funds to the bank account SIRION designates in writing from time to time.  [***].

4.7Withholding Tax.  [***].

5.Confidentiality; Publicity and Required Disclosures.

5.1Confidential Information.  “Confidential Information” means any data, information or material disclosed by one Party (the “Disclosing Party”), whether in writing, visually, orally or in electronic medium to the other Party (the “Receiving Party”) under this Agreement.  Except as expressly set forth herein, the terms of this Agreement shall be kept confidential by each Party as described in this Section 5 with respect thereto.

5.2Nondisclosure and Non-Use Obligations.  Subject to Sections 5.3 and 5.4, unless the Disclosing Party provides prior written consent, the Receiving Party shall maintain in confidence all Confidential Information of the Disclosing Party, shall not disclose such Confidential Information to any Affiliate of the Receiving Party or Third Party and shall not use such Confidential Information for any purpose except to exercise such Party’s rights or fulfill its obligations under this Agreement.

5.3Exceptions.  Each Party’s confidentiality and non-use obligations under this Agreement shall not apply to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can demonstrate with competent written proof:

5.3.1.Is known by the Receiving Party at the time of its receipt, without obligation of confidentiality or non-use, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

5.3.2.Is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party or with the consent of the Disclosing Party;

5.3.3.Is subsequently disclosed to the Receiving Party, without obligation of confidentiality or non-use, by a Third Party who may lawfully do so and who is not under an obligation of confidentiality to the Disclosing Party; or

5.3.4.Is developed by the Receiving Party independently of Confidential Information received from the Disclosing Party and without the aid, application or use of the Disclosing Party’s Confidential Information, and such independent development can be properly documented by the Receiving Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

5.4Permitted Disclosure.  Nothing in this Section 5 shall restrict the Receiving Party from disclosing Confidential Information of the Disclosing Party to the extent that such disclosure:

5.4.1.Is made to the Receiving Party’s or its Affiliates’ employees, officers or directors, and, when Bluebird is the Receiving Party, to its potential and actual sublicensees’ employees, officers, directors, and its agents, consultants and contractors (“Representatives”), for purposes the Receiving Party reasonably deems necessary for the exploitation of its rights or fulfillment of its obligations under this Agreement, provided that all such recipients agree to be bound by, or are otherwise bound by, confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement ([***]), and the Receiving Party shall be responsible for and liable under this Agreement with respect to any breach of its confidentiality and non-use obligation caused by its Representatives;

5.4.2.Is deemed necessary by the Receiving Party to be disclosed to attorneys, independent accountants, potential or actual acquirers, merger candidates or investors or venture capital firms, investment bankers or other financial institutions or investors, provided that, except with respect to the disclosure of pro forma financial projections, all such recipients are, or agree to be, bound by confidentiality and non-use obligations and the Receiving Party shall be responsible for and liable under this Agreement with respect to any breach of its confidentiality and non-use obligation caused by them; or

5.4.3.Is required to comply with applicable Law, valid order of a court of competent jurisdiction, or other judicial or administrative process of governmental authority or agency, provided that the Receiving Party shall (i) promptly inform the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party, where possible, an opportunity to challenge, limit or receive confidential treatment for the required disclosure, (ii) upon request, reasonably cooperate with any efforts by the Disclosing Party to challenge, limit or receive confidential treatment for, the required disclosure, (iii) only disclose the minimum Confidential Information necessary to comply, as determined by the Receiving Party’s legal counsel, and (iv) in the event of a limited disclosure of any Confidential Information as required by applicable Law, continue to treat such information as Confidential Information of the Disclosing Party for all other purposes and subject to this Section 5.

5.5Publicity.  Subject to Section 5.6, any proposed publication, news release or other public announcement by a Party relating to this Agreement, the terms and conditions set forth in this Agreement, or to the performance hereunder that would disclose information other than that already expressly in the public domain prior to such publication, news release or other public announcement, shall only be made with the prior written consent of the other Party.  Neither SIRION nor its Affiliates shall use the names of Bluebird or any its Affiliates or any of their respective compounds or products in any proposed publication, news release or other public announcement or other public document without the prior written consent of Bluebird.

5.6Disclosures Required by Securities Laws or Exchanges.  Notwithstanding anything to the contrary in this Agreement, to the extent required by applicable (i) securities laws or rules, including those promulgated by the U.S. Securities and Exchange Commission (the “SEC”), or (ii) any rules or requirements of stock exchanges on which equity securities of such Party may be listed, a Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the SEC (or equivalent foreign agency) (a “Required Disclosure”) after complying with the procedures set forth in this Section 5.6.  If pursuant to a Required Disclosure a Party is required to disclose this Agreement, such Party shall, prior to any such Required Disclosure, prepare and send to the other Party for review a draft confidential treatment request and proposed redacted version of this Agreement to be filed with the SEC (or equivalent foreign agency) to request confidential treatment of this Agreement.  The reviewing Party shall promptly (and in any event, no more than [***] after receipt of such confidential treatment request and proposed redactions) provide its reasonable comments, which the disclosing Party shall take into reasonable consideration.  The Party seeking such disclosure of this Agreement shall exercise commercially reasonable efforts to obtain confidential treatment of this Agreement from the SEC (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.  If pursuant to a Required Disclosure a Party is required to disclose material developments or material information generated under this Agreement, which information has not previously been publicly disclosed, such disclosing Party shall, prior to any such disclosure, send to the other Party the proposed disclosure for review.  The reviewing Party shall promptly (and in any event, no more than [***] after receipt of such proposed disclosure) provide its reasonable comments on the proposed disclosure, which the disclosing Party shall take into reasonable consideration.

6.Intellectual Property.

6.1Filing, Prosecution and Maintenance of Patents.

6.1.1.As between the Parties, SIRION shall have the first right, but not the obligation, to Prosecute any Patent within the Licensed Patents in the Territory (“SIRION Prosecuted Patents”).

6.1.2.SIRION shall provide Bluebird with drafts of all SIRION Prosecuted Patents in reasonable adequate time before filing or submission of such materials, for Bluebird’s review and comment.  SIRION will take into consideration Bluebird’s reasonable comments prior to submitting such filings to the extent such comments are timely provided and it is practicable to do so.  If there is a disagreement between the Parties with respect to the Prosecution of SIRION Prosecuted Patents, then SIRION shall have the right to make the final decision.

6.1.3.SIRION shall notify Bluebird of any decision not to Prosecute, including a decision not to continue to pay the expenses of prosecution or maintenance of, any Licensed Patents, including divisional and continuation Patents.  SIRION shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such SIRION Patent.  In such event, (i) Bluebird shall, upon written notice to SIRION, have the sole right, but not the obligation, to file for, or continue prosecution or maintenance of such  Patent, at Bluebird’s expense, and (ii) at Bluebird’s expense, SIRION shall cooperate with Bluebird in its Prosecution of any such Patent, including by providing Bluebird with data and other information as appropriate and executing all necessary affidavits, assignments and other paperwork.

6.2Enforcement and Defense.

6.2.1.Infringement.  Each Party shall give the other Party written notice of any actual or threatened infringement of any Licensed Patent by an unlicensed Third Party through the making, having made, using, selling, offering for sale or importing of any product that is within the scope of the license or rights granted to Bluebird under Sections 2.1.1 (a “Product Infringement”), within [***] after such Party has knowledge of such Product Infringement.  Bluebird and SIRION shall thereafter consult and cooperate to determine a course of action, including the commencement of legal action by either or both Bluebird and SIRION, to terminate any such Product Infringement.

6.2.2.Enforcement.

(a)[***], upon notice to [***], shall have the first right to initiate and prosecute such legal action (“Product Infringement Action”) at its expense and in the name of [***], or to control the defense of any declaratory judgment action relating to such Product Infringement.

(b)If [***] elects not to, or does not, initiate and prosecute a Product Infringement Action within [***] after [***] has knowledge of Product Infringement, then [***] shall have the right, but not the obligation, to do so in accordance with Section 6.2.2 of this Agreement.  If [***] elects to initiate and prosecute a Product Infringement Action, then [***] shall: (i) notify [***] in writing at least [***] prior to initiating such action; and (ii) bear the costs of any such Product Infringement Action to terminate such Product Infringement, including the costs of any legal action commenced or the defense of any declaratory judgment. [***].

6.2.3.Cooperation.  In connection with any action under this Section 6.2, Bluebird and SIRION shall, at the prosecuting party’s cost, reasonably cooperate and will provide each other with any information or assistance that either may reasonably request, including, without limitation, joining such action as a party plaintiff necessary or desirable for initiation or continuation of such action.  Each Party shall keep the other informed of developments in any such action or proceeding, including, to the extent permissible by applicable Law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.  Each Party shall have the right to be represented by counsel of its own choice at its own expense for any action set forth in this Section 6.2.

6.2.4.Any recovery obtained by either or both Bluebird and SIRION in connection with or as a result of any action contemplated by this Section 6.2, whether by settlement or otherwise, shall be shared in order as follows:

(a)[***]

(b)[***]

(c)[***].

7.Representations, Warranties and Covenants.

7.1Representations and Warranties of Each Party.  Each Party represents and warrants to the other Party that as of the Effective Date:

7.1.1.It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

7.1.2.This Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

7.1.3.The execution and delivery by such Party of this Agreement does not conflict with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any applicable Law.

7.1.4.All of its employees, officers, consultants, agents or contractors that perform such Party’s obligations under this Agreement have executed agreements or have existing obligations under Laws requiring assignment to such Party of any invention, discovery, technical idea, process, formulation, method, composition of matter, article of manufacture, discovery or finding (whether patentable or not) and obligating such individuals to maintain as confidential such Party’s Confidential Information.

7.2SIRION Representations and Warranties.  SIRION represents and warrants to Bluebird that as of the Effective Date:

7.2.1.It and its Affiliates have the full right, power and authority to grant the licenses granted under this Agreement.

7.2.2.It and its Affiliates have the sole and exclusive right to grant the licenses and rights in regard to Licensed Patents hereunder.

7.2.3.To SIRION’s and its Affiliates’ knowledge, the Licensed Patents existing as of the Effective Date are not invalid or unenforceable, in whole or in part.

7.2.4.Exhibit A sets forth a complete and accurate list of all Licensed Patents that are (a) owned, either solely or jointly, by SIRION  and its Affiliates or (b) exclusively licensed by SIRION and its Affiliates.

7.2.5. SIRION  and its Affiliates have complied with all applicable Laws, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensed Patents.

7.2.6.SIRION  and its Affiliates have obtained from all inventors of Licensed Patents owned by SIRION or its Affiliates valid and enforceable agreements assigning to SIRION  or its Affiliates each such inventor’s entire right, title and interest in and to all such Licensed Patents.

7.2.7. There is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to SIRION’s and its Affiliates’ knowledge, threatened against SIRION or any of its Affiliates or (b) judgment or settlement against or owed by SIRION or any of its Affiliates, in each case in connection with the Licensed Patents.

7.2.8.To SIRION’s and its Affiliates’ knowledge, no Person is infringing or threatening to infringe the Licensed Patents.

7.2.9.It and its Affiliates have not previously assigned, transferred, conveyed, exclusively licensed, or otherwise encumbered its and its Affiliates right, title and interest in the Licensed Patents in any manner that would prevent it from granting the licenses and rights set forth in Section 2.1.

7.3SIRION Covenants.  SIRION covenants to Bluebird that:

7.3.1.SIRION and its Affiliates shall use reasonable best efforts to maintain Control of all Licensed Patents licensed to Bluebird hereunder.

7.3.2.[***].

7.3.3.[***].

7.3.4.[***].

7.3.5.[***].

7.4Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY PATENTS, PRODUCTS, LICENSES, TECHNOLOGY, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.Term and Termination.

8.1Term and Expiration.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated earlier pursuant to this Section 8, shall expire on a Product-by-Product and country-by-country basis upon the expiration of the Royalty Term with respect to such Product, after which the licenses granted by SIRION to Bluebird in Section 2.1 with respect to such Product in such country shall become fully paid-up, royalty-free, perpetual and irrevocable.

8.2Termination at Will.  Bluebird shall have the right, in its sole discretion, to terminate this Agreement in its entirety without cause at any time during the Term, by giving SIRION written notice of such termination at least [***] before the date such termination becomes effective.

8.3Termination for Cause.  In addition to any other remedies conferred by this Agreement or by law, either Party may terminate this Agreement in its entirety at any time during the Term: (a) upon written notice by either Party if the other Party is in material breach of its obligations hereunder and has not cured such breach within [***] after such notice for any breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [***] cure period shall be tolled until such time as the dispute is resolved

pursuant to Section 10.5.   If such alleged breach is contested in good faith by the breaching Party in writing within the applicable cure period, then the dispute resolution procedure pursuant to Section 10.5 may be initiated by either Party to determine whether a material breach has actually occurred.  If such breach is confirmed in accordance with the procedure set forth in Section 10.5 and not cured within the longer of (i) the remainder of the tolled cure period and (ii) [***] after the receipt of a decision by the arbitrators confirming such breach, the non-breaching Party shall have the right, on written notice to the breaching Party, to terminate this Agreement it its entirety effective immediately.

8.4Termination for Bankruptcy.  Either Party may terminate this Agreement, if, at any time, the other Party shall file in any court or agency pursuant to any applicable Law, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof, or if the other Party shall commence a dissolution or liquidation of its assets, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.  All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of 11 U.S.C. §365(n) licenses of rights to “intellectual property” as defined in 11 U.S.C. §101(35A).  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code of the United States.  Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

8.5Consequence of Termination.

8.5.1.In the event Bluebird terminates this Agreement under Section 8.2 at will or either Party terminates this Agreement under Section 8.3 or Section 8.4, subject to Section 8.6, the following shall apply:

(a)All rights granted to Bluebird under this Agreement, including all licenses granted under Section 2.1, shall immediately terminate.

(b)Within [***] after the termination effective date, each Party shall pay all amounts payable to the other Party hereunder that have accrued but have not been paid as of the effective date of termination, as applicable.

(c)No later than [***] after the termination effective date, each Receiving Party shall return to the Disclosing Party (or, at the Disclosing Party’s request, shall destroy) all of the Disclosing Party’s Confidential Information (including all copies thereof) that are in such Party’s possession; provided, however, that the Receiving Party may retain one archival copy of the Disclosing Party’s Confidential Information in its confidential files solely for purposes of identifying its continuing obligations under this Agreement with respect thereto.

8.5.2.[***].

8.6Effect of Expiration or Termination Generally; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Product(s) sold prior to such expiration or termination. Termination of this Agreement is without prejudice to any of the other rights and remedies conferred on the non-breaching Party by this Agreement or under law or equity, including the right to pursue damages or equitable remedies and the right to pursue payment of any amounts owed by the non-breaching Party to the breaching Party after termination by the non-breaching Party pursuant to this Section 8.  The provisions set forth in Sections 1, 4.5 (survival to continue for [***] post termination or expiration), 5, 7.1, 7.2, 7.4, 8.1, 8.5, 8.6, 9, 10.1, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.12, 10.13, 10.14, 10.15 and 10.16 shall survive any expiration or termination of this Agreement for the time periods set forth therein and if no time period is specified, then indefinitely.

9.Indemnification.

9.1Indemnification by SIRION.  SIRION shall indemnify, defend and hold Bluebird, its Affiliates and its and their respective agents, employees, officers and directors (each a “Bluebird Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Bluebird Losses”), to which any Bluebird Indemnitee may become subject to the extent such Bluebird Losses are directly or indirectly caused by or otherwise arise out of or in connection with: [***]; except, in each case, to the extent such Bluebird Losses result from: (i) [***]; or (ii) [***].

9.2Indemnification by Bluebird.  Bluebird shall indemnify, defend, and hold SIRION, its Affiliates and its and their respective agents, employees, officers and directors (each a “SIRION Indemnitee”) harmless from and against any and all Third Party claims, suits, actions, demands, judgments, liabilities, expenses, or losses, including reasonable legal expenses and attorneys’ fees (collectively, “SIRION Losses”) to which any SIRION Indemnitee may become subject to the extent such SIRION Losses are directly or indirectly caused by or otherwise arise out of or in connection with: [***]; except, in each case, to the extent such SIRION Losses result from: (i) [***], (ii) [***].

9.3Notice of Indemnification Obligation and Defense.  As used in this Section 9.3, the term “Losses” means, as applicable, any and all SIRION Losses or Bluebird Losses, and “Indemnitees” means, as applicable, any and all SIRION Indemnitees or Bluebird Indemnitees.  Any Party entitled to indemnification under Section 9.1 or 9.2 shall promptly give notice to the indemnifying Party of any actual or potential Losses of which it becomes aware that may be subject to indemnification hereunder, but the failure or delay to so notify the indemnifying Party shall not relieve the indemnifying Party from any liability under Section 9.1 or 9.2 except to the extent that the indemnifying Party’s ability to defend against such Losses was actually prejudiced as a result of such failure or delay.  The indemnifying Party shall have the right to assume and control the defense of such Losses (at its own expense) with outside counsel of its choice and reasonably satisfactory to the indemnified Party; provided, however, that the indemnified Party shall have the right to retain and be represented by its own counsel (at its own expense) in connection therewith.  The indemnified Party shall, upon request, cooperate with the indemnifying Party and its legal representatives in connection with the investigation and defense of such Losses, including by providing or otherwise making available information in its possession with respect thereto.  Neither Party shall settle or otherwise resolve any claim, suit, action, or demand related to any Losses without the prior written consent of the other Party, if such settlement or other resolution would (a) result in the admission of any liability or fault on behalf of the other Party or its Indemnitees, (b) result in or impose any payment obligations upon the other Party or its Indemnitees, (c) or subject the other Party to an injunction or otherwise limit the other Party’s ability to take any actions or refrain from taking any actions under this Agreement.

9.4LIMITATION OF LIABILITY.  [***].

10.General Provisions.

10.1Assignment.  Except as provided in this Section 10.1, neither Party may assign or otherwise transfer this Agreement or any right or obligation hereunder, without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement or any of its rights or obligations hereunder in whole or in part to: (i) an Affiliate of such Party; or (ii) its successor in interest in connection with a Strategic Transaction; provided, however, that in the case of assignment to an Affiliate, the assigning Party shall, notwithstanding such assignment, remain responsible for the performance of such Affiliate under this Agreement.  Any attempted assignment not in accordance with this Section 10.1 shall be null and void and of no legal effect.  The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.  For purposes of this Section 10.1, “Strategic Transaction” means, with respect to a Party, the occurrence of any of the following events: (a) the direct or indirect acquisition by any Third Party of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such Party normally entitled to vote in elections of directors; (b) the sale, transfer, conveyance or other disposition of all or substantially all of such Party’s assets to which this Agreement relates to a Third Party, or (c) the consummation of a merger, acquisition, consolidation or other similar transaction between or involving a Third Party and such Party (or the ultimate parent Entity which, immediately prior to the Strategic Transaction, directly or indirectly controls such Party.)

10.2Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect by a court or other governmental authority of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of one or both of the Parties.  The Parties shall in such an instance cooperate and use good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implements the purposes of this Agreement.

10.3Notices.  All notices that are required or permitted hereunder shall be in writing and sufficient if (i) delivered personally, (ii) sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail, or internationally recognized express courier (e.g., Federal Express), (iii) sent by internationally recognized express courier or (iv) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to SIRION, to:	SIRION Biotech GmbH Am Klopferspitz 19 82152 Martinsried Germany Attention: Dr. Christian Thirion

With a copy to:	Weitnauer Rechtsanwälte Ohmstraße 22 80802 München Germany Attention: Wolfgang Weitnauer
if to Bluebird, to:	bluebird bio, Inc. 150 Second Street Cambridge, Massachusetts Attention: General Counsel Facsimile: (339) 499-9432
With a copy to:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Attention: Michael Bison Facsimile: (617) 523-1231

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith (which notice a Party may provide by email in accordance with this Section 10.3).  Any such notice shall be deemed to have been given: (i) when delivered, if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (ii) on the Business Day of scheduled delivery, if sent by internationally recognized express courier; or (iii) on the fifth Business Day following the date of mailing, if sent by mail.

10.4Applicable Law. This Agreement and all claims relating to or arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws.

10.5Dispute Resolution.  The Parties shall negotiate in good faith and use reasonable efforts to amicably settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof, except for any Excluded Claims (each, a “Dispute”).  Either Party shall have the right to refer any Dispute to the CEO of SIRION and the CEO of Bluebird (or their respective designees) who shall attempt in good faith to resolve such Dispute over a period of [***].

10.5.1.If the Parties do not fully settle any Dispute within [***] of referring such matter to the executive officers pursuant to Section 10.5, then either Party may submit the Dispute for final resolution by binding arbitration (an “Arbitration”) administered by IDCR, the international arm of the AAA, pursuant to its International Dispute Resolution  Procedures  then in effect (the “ Rules”), and judgment on the Arbitration award may be entered in any court having jurisdiction thereof.  The proceedings and decisions of the arbitrators in any Arbitration under this Section 10.5 shall be confidential except as otherwise expressly permitted in this Agreement or required by applicable Law.

10.5.2.Each Arbitration shall be conducted by a panel of three arbitrators, each with substantial experience in the pharmaceutical or biotechnology business selected pursuant to the Rules.  Within [***] after initiation of an Arbitration, each Party shall select one person to act as an arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [***] of their appointment.  If a Party fails to timely select an arbitrator, or if the arbitrators selected by the Parties fail to timely agree upon the third arbitrator, then such arbitrator(s) shall be appointed by the ICDR.  The place of arbitration shall be in London, England, and all proceedings and communications shall be in English.

10.5.3.The Parties shall maintain the confidential nature of the Arbitration or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by applicable Law or judicial decision.

10.5.4.Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive, exemplary or any other type of damages excluded under Section 9.4, and the Parties hereby irrevocably waive any right to seek or recover any such damages.   Each Party shall bear an equal share of the arbitrators’ fees and any administrative fees of each Arbitration.  The arbitrators’ decision shall be final, not appealable, and legally binding, and judgment may be entered thereon in a court of competent jurisdiction.

10.5.5.Except to the extent necessary to confirm an award or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an Arbitration without the prior written consent of both Parties.  In no event shall an Arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by applicable New York or federal statute of limitations.

10.5.6.All the obligations of the Parties under this Agreement that are not expressly disputed in the Arbitration shall remain in full force during the Arbitration.

10.5.7.As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim between the Parties to the extent it concerns (a) the scope, validity, enforceability, inventorship or infringement of Patents; or (b) compliance by the Parties with any Laws governing antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

10.6Entire Agreement; Amendments.  This Agreement, together with the Exhibits hereto, constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof.  The Exhibits to this Agreement are incorporated herein by reference and are part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

10.7Headings.  The captions to the several Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Sections and subsections hereof.

10.8Independent Contractors.  It is expressly agreed that SIRION and Bluebird shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency, and neither Party will treat the relationship between the Parties as a partnership, joint venture or other entity for any purposes.  Neither SIRION nor Bluebird shall have the authority to make any statements, representations or commitments of any kind on behalf of, or otherwise bind or obligate the other Party, without the prior written consent of such other Party.

10.9Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

10.10Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as are reasonably necessary to carry out the purposes and intent of this Agreement.

10.11Waiver.  No waiver or release of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the waiving Party.  The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation.  Waiver of any provision hereunder or of any breach of any provision hereof shall not be deemed to be a continuing waiver or a waiver of any other breach of such provision (or any other provision) on such occasion or any succeeding occasion.

10.12Cumulative Remedies.  Unless as specified, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.13Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.14Certain Conventions.  Any reference in this Agreement to a Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to a Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) references to “day” mean calendar days, (e) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation,” “inter alia” or words of similar import, and (f) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “or”, unless the context is clear that only one of the options described may apply.

10.15Counterparts.  The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.16No Third Party Beneficiaries.  The Parties agree that no provision of this Agreement shall be for the benefit of, or shall be enforceable by any Third Party, including any creditor of either Party.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

SIRION Biotech GmbH By: /s/ Christian Thirion Name: Dr. Christian Thirion Title: Managing Director / CTO	bluebird bio, Inc. By: /s/ Jason F. Cole Name: Jason F. Cole Title: SVP, General Counsel
SIRION Biotech GmbH By: /s/ Dieter Lingelbach Name: Dieter Lingelbach Title: Managing Director / COO

Exhibit A

Licensed Patents as of the Effective Date

Technology	Filing Date	Description	Update
[***]	[***]	[***]	[***]